THIS PRINCIPAL VENDORS' AGREEMENT is made as of the 12th day of May, 2003,

BETWEEN:

GIANTSTAR VENTURES INC., a company incorporated under the laws of British Columbia and having its head office at 909 Bowron Street, Coquitlam, BC V3J 7W3

("Giantstar")

AND:

THOSE PRINCIPAL SHAREHOLDERS OF CHALK MEDIA CORP. IDENTIFIED AS SUCH ON SCHEDULE “A”

(the "Principal Vendors")

AND:

CHALK MEDIA CORP., a company incorporated under the laws of British Columbia and having its registered office at 1600 – 777 Dunsmuir Street, Vancouver, BC V7Y 1K4

("Chalk")

WHEREAS:

A.                     Giantstar is a CPC whose shares trade on the Exchange;

B.                     Chalk is a private company engaged through the Subsidiaries in the business of producing online training training and marketing content;

C.                     Giantstar wishes to acquire all of the issued and outstanding shares of Chalk, which will constitute Giantstar's Qualifying Transaction under the policies of the Exchange;

D.                     Concurrently with this Agreement, Giantstar is entering into the Share Exchange Agreement with the Vendors (including the Principal Vendors);

E.                     The Principal Vendors are insiders or other significant shareholders of Chalk; and

F.                     Giantstar and the Principal Vendors wish to enter into this Agreement in addition to the Share Exchange Agreement to more fully define their respective obligations in respect of the Transaction.

                        NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual covenants and agreements set forth herein, in consideration of Giantstar entering into the

Share Exchange Agreement, and in consideration of the payment by Giantstar to each of the Principal Vendors of the sum of $10, the receipt and sufficiency of which is acknowledged by each of them, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.01                     In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a)	"Assets" means all of the property and assets of Chalk and the Subsidiaries of every kind and description, wherever situate;

(b)	“Audited Chalk Financial Statements” means the audited consolidated financial statements of Chalk as at and for the year ended December 31, 2002;

(c)	“Audited Giantstar Financial Statements” means the audited financial statements of Giantstar as at and for the period ended July 31, 2002;

(d)	"Business" means the business of Chalk and the Subsidiaries substantially as carried on at the date of this Agreement;

(e)	"Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(f)	"Closing" means the closing of the Transaction as contemplated by this Agreement in accordance with Article 8;

(g)	“Chalk Shares” means common shares without par value in Chalk owned by the Vendors as set out in Schedule "A";

(h)	"Chalk Warrants" means the warrants to purchase additional common shares in Chalk as set out in Schedule "A";

(i)	"Company Act" means the Company Act (British Columbia), as amended from time to time;

(j)	"Completion Date" means the date of Closing determined in accordance with section 8.01;

(k)

"Encumbrance" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing, but does not include any resale or other restriction which may be placed on the Giantstar Shares under applicable securities laws or policies of the Exchange;

(l)	"Exchange" means the TSX Venture Exchange;

(m)	"Giantstar Shares" means the 15,000,000 common shares of Giantstar to be issued to the Vendors in consideration for the Chalk Shares in accordance with Article 2;

(n)

“Giantstar Seed Capital Shares” means the 1,500,000 common shares of Giantstar which were issued prior to the initial public offering of Giantstar and which are currently held in escrow in accordance with the policies of the Exchange;

(o)

"Governmental Authority" means any federal, provincial, state, municipal, county or regional government or governmental authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body or any of the foregoing;

(p)	"Income Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(q)	"Material Contracts" means those contracts, engagements, and commitments described in Schedule "B" to this Agreement;

(r)	"Permitted Encumbrances" means those Encumbrances charging the Assets or some portion thereof which are specified as "Permitted Encumbrances" in Schedule "C" to this Agreement;

(s)	"Person" includes an individual, corporation, partnership, party, trust fund, association, and any other organized group of persons;

(t)

"Share Exchange Agreement" means the agreement being made concurrently with this Agreement and dated as of the same date hereof pursuant to which the Vendors agree to sell their shares in Chalk to Giantstar;

(u)	"Subsidiaries" means the direct and indirectly owned subsidiaries of Chalk as listed in Schedule "D";

(v)	"Transaction" means the acquisition of Chalk Shares by Giantstar as provided for in this Agreement and the Share Exchange Agreement; and

(w)	"Vendors" means all of those entities shown on Schedule "A" as owners of Chalk Shares.

Captions and Section Numbers

1.02                     The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Extended Meanings

1.03                     The words "hereof", "herein", "hereunder" and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

Number and Gender

1.04                     Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.

Section References

1.05                     Any reference to a particular "article", "section", "subsection" or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.06                     This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia.

Severability of Clauses

1.07                     In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Currency

1.08                     All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of Canada unless otherwise expressly stated.

Statutes

1.09                     Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

No Contra Proferentum

1.10                     The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

Schedules

1.11                     The schedules attached hereto are hereby incorporated into this Agreement and form a part hereof. All terms defined in this Agreement shall have the same meaning in such schedules. The schedules to this Agreement are as follows:

Schedule "A" – Vendors, Principal Vendors, Chalk Shares, and Chalk Warrants
Schedule "B" – Material Contracts
Schedule "C" – Permitted Encumbrances
Schedule "D" - Subsidiaries Schedule "E" - Actions, Suits, and Proceedings
Schedule "F" – Intellectual Property
Schedule "G" – Insurance Policies

ARTICLE 2
PURCHASE AND SALE OF CHALK SHARES

Purchase and Sale – Chalk Shares

2.01                     Upon the terms and conditions of this Agreement, the Principal Vendors hereby agree to sell and Giantstar agrees to purchase the Chalk Shares owned by the Principal Vendors, as shown on Schedule "A", free and clear of all liens, charges and Encumbrances whatsoever.

Purchase Price - Chalk Shares

2.02                     The purchase price payable by Giantstar to all Vendors for Chalk Shares shall be 15,000,000 common shares without par value in Giantstar. The number of Giantstar Shares to be issued to each Principal Vendor shall be equal to 15,000,000, multiplied by a fraction whose numerator is equal to the number of Chalk Shares owned by the Principal Vendor at the Closing, and whose denominator is equal to the number of Chalk Shares owned by all Vendors at the Closing. The Giantstar Shares will be fully paid and non-assessable common shares in the capital of Giantstar, and free and clear of all Encumbrances.

Chalk Warrants

2.03                     Effective on the Closing, the Chalk Warrants will be converted to or exchanged for warrants to purchase additional shares in Giantstar on the following terms:

(a)

the number of Giantstar Shares issuable on the exercise of each warrant will be equal to the number of shares of Chalk issuable on the exercise of the corresponding Chalk Warrant, multiplied by a fraction whose numerator is 15,000,000 and whose denominator is the number of Chalk Shares owned by all Vendors at Closing; and

(b)

the exercise price per share under each warrant will be equal to the exercise price per Chalk share under the corresponding Chalk Warrant multiplied by a fraction whose numerator is the number of Chalk Shares owned by all Vendors and whose denominator is 15,000,000.

Legally Binding Agreement

2.04                     This Agreement shall become legally binding upon execution and delivery of this Agreement by Giantstar, Chalk, and all of the Principal Vendors.

Tax Election

2.05                     It is intended that the Vendors will be able to transfer the Chalk Shares on a tax-deferred basis to the Vendors for purposes of the Income Tax Act and applicable provincial income tax statutes. In order to give effect to this intention, Giantstar agrees with Chalk and with the Principal Vendors that if so requested by any Vendor, such Vendor and Giantstar will elect in prescribed form and manner to have the provisions of section 85(1) of the Income Tax Act, and similar provisions of all corresponding provincial legislation, apply to the transfer of the Chalk Shares by such Vendor, and will deliver such elections to the Canada Customs and Revenue Agency and each applicable provincial taxation authority within the time prescribed in accordance with the Income Tax Act and all corresponding provincial legislation. The elected amounts for purposes of such election will be determined by the Vendors in a manner consistent with the above-mentioned intention.

Vendors

2.06                     Giantstar acknowledges that the number of Chalk Shares owned by each Vendor, as shown in Schedule “A”, may be subject to change between the date of this Agreement and the Completion Date. Chalk will give Giantstar prompt notice of any change in the numbers of Chalk Shares owned by the individual Vendors, and will not issue any new shares in Chalk unless the holder of such shares agrees to become a party to the Share Exchange Agreement.

Acknowledgement by Principal Vendors

2.08                     Each Principal Vendor hereby acknowledges that policies of the Exchange may require that some or all of the Giantstar Shares be placed in escrow, and that some or all of the Giantstar Shares will be subject to resale restrictions under applicable securities laws. Principal Vendors who hold Chalk Warrants further acknowledge and agree that such restrictions may apply to the Giantstar warrants they receive in exchange for their Chalk Warrants and to any securities of Giantstar issued upon the exercise of such Giantstar warrants.

ARTICLE 3
DUE DILIGENCE INVESTIGATIONS

Giantstar Investigation Period

3.01                     Giantstar and Chalk shall each be entitled to conduct a due diligence investigation of the other during the period beginning on the execution of this Agreement by Giantstar and Chalk, and concluding 10 Business Days following the execution of this Agreement by Giantstar and Chalk.

Co-operation by Chalk

3.02                     During the period described in section 3.01, Giantstar and Chalk shall co-operate fully in the due diligence investigations being conducted by the other, and shall forthwith provide the other with reasonable access to any financial, business, and other records requested by the party performing the investigation.

Notice of Deficiency and Termination

3.03                     Giantstar or Chalk may, at any time during the period described in section 3.01, give notice to the other party identifying any adverse material circumstance, fact, or change concerning the other party of which it has become aware during the investigation conducted pursuant to section 3.01. Such notice shall state in reasonable detail the nature of the adverse material circumstance, fact, or change, and the source or basis for the party's information concerning such adverse material circumstance, fact, or change. Following delivery of a notice by either Giantstar or Chalk pursuant to this section, Giantstar and Chalk shall engage in good faith discussions, for a period of not less than three Business Days, with a view to resolving the concerns of the party giving notice relating to the matters specified in the notice. If the concerns of that party are not resolved, and if that party believes in good faith that that the matters specified in its notice constitute an adverse material circumstance, fact, or change concerning the party to whom notice was given of which the party giving notice was not aware on the date of this Agreement, the party giving notice may within five Business Days following delivery of its notice deliver further notice pursuant to this section terminating this Agreement, in which case this Agreement shall be terminated as for failure of a condition precedent in accordance with section 7.02 or section 7.05, as the case may be.

Access to Giantstar Records

3.04                     From and after the execution of this Agreement, Giantstar shall provide Chalk with full and unlimited access to all business and financial records of Giantstar, notwithstanding the expiration of the due diligence period specified in section 3.01.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND CHALK

Representations and Warranties

4.01                     The Principal Vendors and Chalk hereby represent and warrant to Giantstar, with the intent that Giantstar will rely thereon in entering into this Agreement and in concluding the Transaction as contemplated hereby, that except as disclosed in writing to Giantstar prior to the execution and delivery of this Agreement by Chalk:

(a)

Chalk is duly incorporated and validly exists under the laws of British Columbia, is in good standing with respect to the filing of annual returns under the Company Act, has the necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(b)

each of the Subsidiaries is duly incorporated and validly exists under the laws of its respective jurisdiction as indicated in Schedule "D", is in good standing with respect to the filing of required returns in its respective jurisdiction of incorporation, has the necessary corporate power, authority, and capacity to own its property and assets and to carry on the Business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(c)

Chalk has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement, the Share Exchange Agreement, and all agreements which it has or will enter into in relation to the Transaction (collectively the "Acquisition Documents");

(d)

the execution, delivery and performance by Chalk of the Acquisition Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Chalk;

(e)	upon execution and delivery of Acquisition Documents each will constitute a legal, valid and binding obligation Chalk enforceable against it in accordance with its terms.

(f)

neither Chalk nor any Subsidiary is either a "reporting company" under the Company Act nor a "reporting issuer" under the Securities Act (British Columbia) or the equivalent under the applicable corporate or securities laws of any other jurisdiction;

(g)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Chalk or the Business, Chalk and the Subsidiaries are the owner of and have good and marketable title to all of the Assets, including without limitation all Assets reflected in the Audited Chalk Financial Statements, free and clear of all Encumbrances whatsoever, other than:

(i)	Assets disposed of, utilized, or consumed by Chalk and the Subsidiaries in the ordinary course of the Business since the date of the Audited Chalk Financial Statements; and

(ii)	the Permitted Encumbrances;

(h)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Chalk or the Business, the Audited Chalk Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Chalk’s prior fiscal periods, are true, correct, and complete in all material respects, and present fairly the financial position of Chalk as at the date thereof and fairly state Chalk’s income and deficit for the period covered thereby;

(i)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Chalk or the Subsidiaries or the Business, neither Chalk nor any Subsidiary has any outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise) other than (i) those reflected or reserved against in the Audited Chalk Financial Statements, or (ii) as incurred subsequent to December 31, 2002 in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(j)	since the date of the balance sheet included in the Audited Chalk Financial Statements there have not been:

(i)	any changes in the condition or operations of the Business, Assets or financial affairs of Chalk or any Subsidiary which are, individually or in the aggregate, materially adverse; or

(ii)

any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known, and which has or may materially adversely affect the Business, Assets, or future prospects of Chalk or any Subsidiary;

(k)

all material financial transactions of Chalk and the Subsidiaries have been accurately recorded in the books and records of Chalk and the Subsidiaries and such books and records fairly present the financial position and the corporate affairs of Chalk and the Subsidiaries;

(l)

since the date of the Audited Chalk Financial Statements, none of Chalk or the Subsidiaries have, except as do not materially adversely affect the financial condition of Chalk or the Subsidiaries or the Business:

(i)

transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any debts or claims except in each case in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(ii)

incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of the Business or in conducting the Transaction as contemplated by this Agreement;

(iii)

discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long term liabilities disclosed in the Audited Chalk Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of the Business or in conducting the Transaction as contemplated by this Agreement;

(iv)

declared or made, or committed itself to make, any payment of any dividend or other distribution in respect of any of its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares;

(v)

suffered any material extraordinary loss or entered into any material commitment or transaction not in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement;

(vi)	waived or surrendered any right of substantial value;

(vii)	made any gift of money or of any property or assets to any Person, or made any agreement or promise to do so;

(viii)	amended or changed or taken any action to amend or change its memorandum or articles;

(ix)	increased or agreed to increase the pay of, or paid or agreed to pay any pension,

bonus, share of profits or other similar benefit to, any director, employee or officer or former director, employee or officer of Chalk;

(x)	mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its Assets or property, whether tangible or intangible; or

(xi)	authorized or agreed or otherwise have become committed to do any of the foregoing;

(m)

save and except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Chalk or the Business, the consolidated accounts receivable shown in the Audited Chalk Financial Statements or acquired subsequent to the date thereof by Chalk have been recorded by Chalk in accordance with its usual accounting practices. The reserves taken for doubtful or bad accounts are adequate based on past experience of Chalk and are consistent with the accounting procedures used by Chalk in previous fiscal periods;

(n)

neither the execution or delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the Transaction as contemplated hereby will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or the lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

(i)	any constating documents, charter documents or by-laws of Chalk or any Subsidiary or any resolution of the directors or shareholders of Chalk or any Subsidiary;

(ii)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, authority, registration or other instrument or commitment to which Chalk or any Subsidiary is a party or is subject, or by which they are bound or from which they derive benefit; or

(iii)

any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which Chalk or any Subisidiary are bound or from which they derive benefit;

(o)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to Chalk, any Subsidiary, the Assets, or the Business which might materially and adversely affect the Assets, properties, Business, future prospects or financial condition of Chalk or any Subsidiary; and there is not presently outstanding against Chalk or any Subsidiary any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator save and except as disclosed in Schedule "E" to this Agreement;

(p)

Chalk and the Subsidiaries have made all of the payments due and owing under the agreements relating to or giving rise to the Permitted Encumbrances up to and including the date of this Agreement in accordance with the terms and conditions of the agreements relating to or giving rise to the Permitted Encumbrances, and have not committed any default under the terms and conditions of the agreements relating to or giving rise to the Permitted Encumbrances;

(q)	all books and records of Chalk relating to the Business accurately reflect all material transactions with respect to the operation of the Business;

(r)	Chalk and each Subsidiary:

(i)

has duly filed in a timely manner all federal and provincial income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects;

(ii)

has filed in a timely manner all Workers' Compensation Board returns, corporation capital returns, and other reports and information required to be filed with all applicable government authorities, agencies or regulatory bodies; and

(iii)

has paid all taxes (including all federal, provincial, and local taxes, assessments or other imposts in respect of its income, business, assets or property) and all interest and penalties thereon with respect to such company, for all previous years and all required instalment payments due for the current fiscal year have been paid; and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by Chalk or any Subsidiary nor is there any action, suit, proceeding, investigation or claim now threatened or pending against Chalk or any Subsidiary in respect of, or discussion underway with any Governmental Authority relating to, any such tax or governmental charge or deficiency;

(s)	all payments required under the Corporations Capital Tax Act, Social Services Tax Act,

Workers Compensation Act, Employment Standards Act and Excise Tax Act with respect to the Business have been paid up to the date hereof and no lien with respect to payments under these statutes attach to the assets of Chalk or any of the Subsidiaries;

(t)

except as (i) reflected or reserved against in the Audited Chalk Financial Statements, or (ii) incurred subsequent to December 31, 2002 in the ordinary and usual course of the Business or in conducting the Transaction as contemplated by this Agreement, neither Chalk nor any Subsidiary is indebted to any of the Principal Vendors or any affiliate, director, officer, or employee of Chalk or any Subsidiary, and no Principal Vendor or affiliate, director, officer, or employee of Chalk or any Subsidiary is indebted to Chalk or any Subsidiary;

(u)	the financial statements and schedules attached to the corporate income tax returns as filed by Chalk and any Subsidiary for each of its taxation years reflect and disclose all transactions to which Chalk or such Subsidiary was party as required by the Income Tax Act or other applicable revenue laws and all of the transactions to which Chalk or such Subsidiary was or is a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed and filed in accordance with such laws;

(v)

Chalk does not have, or will not have on Closing, any subsidiaries other than the Subsidiaries, and is the beneficial owner, directly or indirectly, of 100% of the issued and outstanding shares of each Subsidiary;

(w)	the authorized capital of Chalk consists of 175,000,000 common shares without par value and 25,000 preferred shares (with none of the preferred shares having been issued);

(x)

neither Chalk, its Subsidiaries nor the Principal Vendors are under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by them:

(i)	in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein;

(ii)	to avoid the loss of any permit, licence, certification or other authorization relating to the Business; or

(iii)	to permit the Business to be carried on in the same manner as presently conducted following the closing of the transactions contemplated hereunder;

(y)

the Chalk Shares owned by the Vendors constitute, or will constitute on Closing, 100% of the issued and outstanding share capital of Chalk, and except for the Chalk Shares owned by the Vendors, the Chalk Warrants, and certain stock options which will be terminated concurrently with the Closing, there is not, or there will not be on Closing, any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(i)

to require Chalk to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Chalk;

	(ii)	for the issue or allotment of any of the authorized but unissued shares in the capital of Chalk;

	(iii)	to require Chalk to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Chalk; or

(iv)	to acquire any of the Chalk Shares;

(z)

all contracts material to the Business, other than contracts made in the ordinary course of business, are disclosed in Schedule "B"; and there has not been any default in any term, condition, provision or obligation to be performed under any of the Material Contracts, each of which is in good standing and in full force and effect, unamended;

(aa)

except for rights of secured creditors under the Permitted Encumbrances, no person has any written or oral agreement or option, or any right or privilege capable of becoming such, for the purchase of any of the Assets;

(bb)

except as disclosed in Schedule "F", Chalk and the Subsidiaries are not the owner or holder of any registered trademarks, patents, copyrights, trade names, or brand names which are of material importance to the Business and which are used by Chalk or any Subsidiary in the operation of the Business, and, to the best of the knowledge of Chalk and the Principal Vendors, the operation of the Business does not infringe upon the patents, trademarks, or trade names of any Person;

(cc)

save and except pursuant to applicable labour legislation and any management contract set out in Schedule "B", there is no employment or management contract, commitment or arrangement, whether written, oral or implied, relating to Chalk which:

	(i)	contains any specific agreement as to notice of termination or severance pay in lieu thereof; or

(ii)

cannot be terminated without cause upon giving such reasonable notice as may be required by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits, or penalty;

(dd)

Chalk has provided to Giantstar a true and accurate list of the employees of Chalk and the Subsidiaries employed by Chalk and the Subsidiaries as at the date of this Agreement, and those employees do not have the benefit of any pension, deferred compensation or profit sharing plan or similar plan (except that nothing in this Agreement will prevent Chalk from hiring additional employees or terminating existing employees in the reasonable and normal course execution of the Business);

(ee)	as at the date of this Agreement, Chalk has five directors and the names and positions of all of the directors of Chalk are as follows:

Grant Sutherland	-	Chairman and Director
Stewart Walchli	-	Chief Executive Officer and Director
David Chalk	-	Director
Michael Agerbo	-	Director
Kris Sutherland	-	Director

(ff)

each Principal Vendor has the full power, authority, right and capacity to enter into this Agreement and to sell, assign, and transfer the Chalk Shares of such Principal Vendor to Giantstar, to carry out the Transaction as contemplated hereby, and to duly observe and perform all of its covenants and obligations under this Agreement;

(gg)

each Principal Vendor is the owner of and has good and marketable title to all of the Chalk Shares to be transferred by such Principal Vendor pursuant to this Agreement, free and clear of free and clear of all liens, charges and Encumbrances whatsoever, which Chalk Shares are validly issued, fully paid and non-assessable shares in the capital of Chalk;

(hh)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to Chalk Shares of any Principal Vendor, and there is not presently outstanding against any Principal Vendor relating to any Chalk Shares any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator save and except as disclosed in Schedule "E" to this Agreement;

(ii)	no Principal Vendor is a non-resident of Canada within the Income Tax Act (Canada); and

(jj)

this Agreement constitutes a valid, binding and enforceable obligation of each Principal Vendor who executes this Agreement. On Closing, no Principal Vendor will be a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by such Principal Vendor of this Agreement or the performance by the Principal Vendor of any of the terms hereof.

Representations and Warranties in Closing Documents

4.02                     All statements contained in any certificate or other instrument delivered by or on behalf of any Principal Vendor or Chalk pursuant hereto or in connection with the Transaction shall be deemed to be representations and warranties by Principal Vendors and Chalk in accordance with section 4.01.

Survival

4.03                     The representations and warranties contained in section 4.01 shall survive the completion of the Transaction as contemplated by this Agreement and shall continue in full force and effect for the benefit of Giantstar for a period of one year thereafter, notwithstanding any independent enquiry or investigation by Giantstar. Any claim based on breach of such representation or warranty must be commenced within the one year limitation period set out in this section.

Remedies

4.04                     The only remedies to which Giantstar shall be entitled in the event of a breach of any representation or warranty contained in section 4.01 shall be as follows:

(a)

in the event of a breach of any representation or warranty contained in subsections 4.01(a) to 4.01(ee), Giantstar shall be entitled to require each Principal Vendor to surrender for cancellation a number of the Giantstar Shares issued to such Principal Vendor as determined by the following formula:

No. of Giantstar	=	No. of Giantstar	x	Reduction in value received by Giantstar
Shares surrendered		Shares issued		Value which Giantstar would have
by Principal Vendor		to Pr. Vendor		received absent the breach

except that in no case will any Principal Vendor be required pursuant to this section to surrender more than 100,000 Giantstar Shares.

(b)

in the event of a breach of any representation or warranty contained in subsections 4.01(ff) to 4.01 (jj), the Principal Vendor in breach of such warranty or representation shall indemnify Giantstar in respect of any loss resulting from such breach;

(c)	in the alternative to (a) and (b) Giantstar may exercise its right of termination pursuant to sections 7.01(a) and 7.02.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GIANTSTAR

Representations and Warranties of Giantstar

5.01                     Giantstar hereby represents and warrants to the Principal Vendors and Chalk (on its own behalf and on behalf of all other Vendors), with the intent that the Vendors and Chalk shall rely thereon in entering into this Agreement and in concluding the Transaction, that except as disclosed in writing to Chalk prior to the execution and delivery of this Agreement by Giantstar:

(a)	Giantstar is a company duly incorporated, validly subsisting, and in good standing under the laws of British Columbia;

(b)

Giantstar has full power, authority, right, and capacity to enter into this Agreement and to carry out the Transaction as contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(c)

this Agreement has been duly and validly executed and delivered by Giantstar and constitutes a legal, valid, and binding obligation of Giantstar, enforceable against Giantstar in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors;

(d)

neither the execution or delivery of this Agreement, or the other agreements and instruments contemplated hereby, nor the completion of the Transaction as contemplated hereby will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with, violate or cause any, or give to any person or Governmental Authority any right of, after the giving of a notice or the lapse of time or otherwise, acceleration, termination or cancellation in or with respect to any of the following:

	(i)	any constating documents, charter documents or by-laws of Giantstar or any resolution of the directors or shareholders of Giantstar;

(ii)

any indenture, mortgage, deed of trust, agreement, contract, lease, franchise, certificate, consent, authority, registration or other instrument or commitment to which Giantstar is a party or is subject, or by which it is bound or from which it derives benefit; or

	(iii)	any law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or Governmental Authority by which Giantstar is bound or from which it derives benefit;

(e)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Giantstar, the Audited Giantstar Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Giantatar’s prior fiscal periods, and present fairly the financial position of Giantstar as at the date thereof and fairly state Giantstar’s income and deficit for the period covered thereby;

(f)

except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition of Giantstar, Giantstar does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, contingent or otherwise) other than (i) those reflected or reserved against in the Audited Giantstar Financial Statements, or (ii) as incurred subsequent to July 31, 2002 in routine corporate maintenance or in conducting the Transaction as contemplated by this Agreement;

(g)	since the date of the Audited Giantstar Financial Statements Giantstar has not:

(i)

incurred any liability (whether absolute, contingent, or otherwise), obligation, transaction, expenditure, or debt other than routine corporate maintenance or expenses incurred in conducting the Transaction as contemplated by this Agreement;

(ii)

suffered any damage, destruction or loss or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known, and which has or may materially and adversely affect the financial condition or assets of Giantstar; or

(iii)	authorized or agreed or otherwise have become committed to do any of the foregoing;

(h)

all material financial transactions of Giantstar have been accurately recorded in the books and records of Giantstar, and such books and records fairly present the financial position and the corporate affairs of Giantstar;

(i)

there is not any suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or threatened against, or relating to Giantstar or affecting its assets which might materially and adversely affect the assets or financial condition of Giantstar; and there is not presently outstanding against Giantstar any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;

(j)	Giantstar is not indebted to any affiliate, director, officer, or employee of Giantstar, and no affiliate, director, officer, or employee of Giantstar is indebted to Giantstar;

(k)	the authorized capital of Giantstar consists of 100,000,000 common shares without par value;

(l)	the issued and outstanding securities of Giantstar as at the date of this Agreement consist of:

(i)	2,000,000 free trading common shares issued in the initial public offering of Giantstar at a price of $0.15 per share;

(ii)	1,500,000 Giantstar Seed Capital Shares issued at a price of $0.075 per share;

(iii)	stock options granted to directors and officers of Giantstar to acquire 350,000 common shares of Giantstar at $0.15 per share; and

(iv)	broker’s warrants issued to Giantstar’s agents in its initial public offering entitling the holders to acquire 200,000 common shares at $0.15 per share;

and the shares identified in (i) and (ii) are validly issued, fully paid, and non-assessable;

(m)

except as set out above, there are no shares of Giantstar issued or outstanding, and there is not, or there will not be on Closing, any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:

(i)

to require Giantstar to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Giantstar;

(ii)	for the issue or allotment of any of the authorized but unissued shares in the capital of Giantstar;

(iii)	to require Giantstar to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Giantstar; or

(iv)	to acquire any of the Giantstar Shares;

(n)

save and except pursuant to applicable labour legislation and any management contract set out in Schedule "B", there is no employment or management contract, commitment or arrangement, whether written, oral or implied, relating to Giantstar which:

	(i)	contains any specific agreement as to notice of termination or severance pay in lieu thereof; or

(ii)

cannot be terminated without cause upon giving such reasonable notice as may be required by law without the payment of, or any indebtedness in respect of, any bonus, damages, share of profits or penalty;

(o)	as at the date of this Agreement, Giantstar has six directors and the names and positions of all of the directors of Giantstar are as follows:

Salvatore Giantomaso	-	President, Chief Executive Officer, and Director
Bruno Gasbarro	-	Chief Financial Officer, Secretary, and Director
Peter Berdusco	-	Director and Promoter
Luigi Petrollini	-	Director
Daniel Luciano	-	Director
Douglas Moseley	-	Director

(p)

Giantstar has completed all regulatory filings required by the Securities Act (British Columbia) and the Exchange, which filings, except for such differences or discrepancies which do not, in the aggregate, materially adversely affect the financial condition or regulatory status of Giantstar:

	(i)	comply in all material respects with any applicable laws, regulations, and Exchange policies; and

	(ii)	do not contain any material misrepresentation or omit to state anything which would be required to make any such filings not misleading.

Representations and Warranties in Closing Documents

5.02                     All statements contained in any certificate or other instrument delivered by or on behalf of Giantstar pursuant hereto or in connection with the Transaction shall be deemed to be representations and warranties by Giantstar in accordance with section 5.01.

Survival

5.03                     The representations and warranties contained in section 5.01 shall survive the completion of the Transaction as contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendors and Chalk for a period of one year thereafter, notwithstanding any independent enquiry or investigation by the Vendors or Chalk. Any claim based on breach of such representation or warranty must be commenced within the one year limitation period set out in this section.

Remedies

5.04                     The only remedies to which the Chalk and the Principal Vendors shall be entitled in the event of a breach of any representation or warranty contained in section 5.01 shall be as follows:

(a)

in the event of a breach of any representation or warranty contained in section 5.01, Giantstar shall be required to issue additional Giantstar Shares to each Vendor as determined by the following formula:

No. of Giantstar	=	No. of Giantstar	x	Reduction in value received by Vendors
Shares issued		Shares issued		Value which Vendors would have
to Vendor		to Vendor		received absent the breach

except that in no case will any Principal Vendor be entitled pursuant to this section to receive more than 100,000 additional Giantstar Shares.

(b)	in the alternative to (a), the Vendors may exercise the right of termination pursuant to sections 7.04(a) and 7.05.

ARTICLE 6
COVENANTS OF THE VENDORS, CHALK, AND GIANTSTAR

Operation of the Business

6.01                     The Principal Vendors and Chalk covenant and agree with Giantstar that from and after the date of execution of this Agreement to the Completion Date, Chalk (and its Subsidiaries, where applicable) will:

(a)	not sell or dispose of any of the Assets, except only in the ordinary course of business;

(b)	not incur any expenditures or indebtedness other than in the ordinary course or in the conduct of the Transaction as contemplated by this Agreement;

(c)	conduct the Business diligently and only in the ordinary course, keep the Assets in their present state and endeavour to preserve the organization and goodwill of the Business intact; and

(d)	maintain insurance coverage of the scope and in the amounts presently held in accordance with the insurance policies disclosed in Schedule "G", or other policies to similar effect.

Proceedings of Giantstar

6.02                     Giantstar covenants and agrees with the Principal Vendors and Chalk that from and after the date of execution of this Agreement to the Completion Date, Giantstar will:

(a)	not incur any transactions or expenditures other than routine corporate maintenance or in the conduct of the Transaction as contemplated by this Agreement;

(b)

not issue any shares (except as may be issued on the exercise of existing stock options or warrants) or grant or issue any option, warrant, or other contract or agreement which is convertible into, or which gives any Person the right to compel Giantstar to issue, and shares;

(c)	diligently make any and all filings required by the Securities Act (British Columbia) and the Exchange in compliance with any applicable laws, regulations, and Exchange policies;

(d)	take such corporate and other steps and proceedings as are required to change its fiscal year end to December 31;

(e)	prepare financial statements for the period ending December 31, 2002 and initiate and complete an audit of such financial statements; and

(f)	maintain its listing on the Exchange in good standing.

Regulatory and Shareholder Approvals

6.03                     Both Giantstar and Chalk will use their commercially reasonable best efforts to obtain, and to assist each other in obtaining, approval of the Exchange any other Governmental Authority whose approval is require for the Transaction, and any approval required from the shareholders of Giantstar or Chalk. Giantstar and Chalk will also co-operate in the preparation of any information circular, filing statement, or other filing document which may be required to obtain Exchange approval or shareholder.

Remedies

6.04                     The only remedy of parties for breach of a provision of this Article will be to exercise their respective rights of termination under Article 7.

ARTICLE 7
CONDITIONS PRECEDENT TO COMPLETION

Conditions Precedent - Giantstar

7.01                     The obligations of Giantstar to carry out the terms and conditions of this Agreement and to complete the Transaction as contemplated hereby are subject to and conditional upon the fulfilment, on or before the date or dates hereinafter specified, of the following conditions:

(a)

the representations and warranties of the Principal Vendors and Chalk set out in Article 4 and the representations and warranties of Chalk and the Vendors in the Share Exchange Agreement shall be true and correct at and as of the Completion Date as if such representations and warranties were made at and as of the Completion Date;

(b)

the Principal Vendors and Chalk shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Principal Vendor and Chalk on or before the date or dates specified for the performance thereof or compliance therewith;

(c)	on or before the Completion Date, all of the documents and other items to be delivered to Giantstar on Closing pursuant to Article 8 shall have been delivered;

(d)

on or before the Completion Date, some or all of the Principal Vendors shall purchase, agree to purchase (concurrently with the Closing), or cause other Persons to purchase, 75% of the Giantstar Seed Stock at a price of $0.11 per share;

(e)

between the date of execution of this Agreement and the Completion Date, no change, event or circumstance shall have occurred which materially adversely affects Chalk, any Subsidiary, or the prospects, operation or condition of the Business;

(f)	if required by the Exchange, a member firm of the Exchange shall have agreed on or before the Completion Date to act as sponsor in connection with the Transaction;

(g)

on or before the Completion Date, such Vendors as may be required to do so by the Exchange shall have entered into an escrow agreement for the Giantstar Shares in compliance with the policies of the Exchange;

(h)

on or before July 15, 2003, Giantstar will receive any and all required approvals from the shareholders of Giantstar, the Exchange, and any other Governmental Authorities whose approval is required for the Transaction; and

(i)	execution of the Share Exchange Agreement by Vendors owning more than 90% of the issued and outstanding shares of Chalk on or before June 3, 2003.

7.02                     The conditions described in section 7.01 are conditions only to Giantstar being required to complete the Transaction as contemplated by this Agreement (and are applicable notwithstanding the terms of the Share Exchange Agreement) and are not conditions precedent to the existence of a binding agreement. If each such condition has not been satisfied or waived on or before the date specified for the satisfaction thereof, Giantstar may, in its sole discretion, elect to terminate this Agreement.

7.03                     All of the conditions precedent set out in section 7.01 are for the sole and exclusive benefit of Giantstar and may be waived, in whole or in part, by notice in writing to Chalk. Subject to section 9.02, all such conditions precedent shall merge in the closing documents on Closing.

Conditions Precedent – Vendors and Chalk

7.04                     The obligations of the Principal Vendors and Chalk to carry out the terms of this Agreement are subject to and conditional upon the fulfilment, on or before the date or dates hereinafter specified, of the following conditions:

(a)

the representations and warranties of Giantstar set out in Article 5 shall be true and correct at and as of the Completion Date as if such representations and warranties were made at and as of the Completion Date;

(b)

Giantstar shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Giantstar on or before the date or dates specified for the performance thereof or compliance therewith;

(c)

on or before the Completion Date, all of the documents and other items to be delivered to the Principal Vendors and Chalk on Closing pursuant to Article 8 and all documents to be delivered to the Vendors and Chalk pursuant to the Share Exchange Agreement shall have been delivered to the Principal Vendors, the Vendors, and Chalk, respectively;

(d)

on or before the Completion Date, holders of the Giantstar Seed Stock shall sell or agree to sell (concurrently with the Closing), to one or more of the Principal Vendors or their nominees, 75% of the Giantstar Seed Stock at a price of $0.11 per share;

(e)	between the date of execution of this Agreement and the Completion Date, no change, event or circumstance shall have occurred which materially adversely affects Giantstar;

(f)	Giantstar shall have maintained its listing on the Exchange in good standing up to the Completion Date;

(g)

on or before July 15, 2003, shareholders of Giantstar shall have passed resolutions (i) giving such approval to the Transaction as may be required by the Exchange; and (ii) electing Persons designated by Chalk to the Board of Directors of Giantstar;

(h)

on or before the date which is 10 Business Days following the date of this Agreement, Giantstar shall deliver to Chalk audited financial statements as at and for the period ended December 31, 2002, which statements shall not disclose any expenditures, debts, or transactions other than routine corporate maintenance procedures or expenses incurred in conducting the Transaction as contemplated by this Agreement;

(i)	if required by the Exchange, a member firm of the Exchange shall have agreed on or before the Completion Date to act as sponsor in connection with the Transaction;

(j)

on or before the Completion Date, such Vendors as may be required to do so by the Exchange shall enter into an escrow agreement for the Giantstar Shares in compliance with the policies of the Exchange;

(k)	on or before July 15, 2003 the parties will receive approval from the Exchange and any other Governmental Authorities whose approval is required for the Transaction;

(l)	the working capital of Giantstar as of the Completion Date shall be not less than $250,000; and

(m)	execution of the Share Exchange Agreement by Vendors owning more than 90% of the issued and outstanding shares of Chalk on or before June 3, 2003.

7.05                     The conditions described in section 7.04 are conditions only to the Principal Vendors and Chalk being required to complete the Transaction as contemplated by this Agreement (and are applicable notwithstanding the terms of the Share Exchange Agreement) and are not conditions precedent to the existence of a binding agreement. If each such condition has not been satisfied on or before the date specified for the satisfaction thereof, this Agreement will be terminated if Vendors holding more than 50% of the Chalk Shares, acting in their sole discretion, give notice to Giantstar terminating this Agreement.

7.06                     All of the conditions precedent set out in section 7.04 are for the sole and exclusive benefit of the Vendors and Chalk and may be waived, in whole or in part, by notice in writing to Giantstar, such waiver to occur, binding on all Vendors and Chalk, in the event that Vendors holding more than 50% of the Chalk Shares give notice of such waiver to Giantstar. Subject to section 9.02, all such conditions precedent shall merge in the closing documents on Closing.

ARTICLE 8
CLOSING

Time and Place of Closing

8.01                     The closing of the purchase and sale of the Chalk Shares of the Principal Vendors and the other transactions contemplated by this Agreement shall be completed at the registered office of Chalk (or at such other location as Chalk and Giantstar may agree) as soon as practicable following receipt of approval for the Transaction (i) from the Exchange, and (ii) from the shareholders of Giantstar, to the extent (if any) required by the Exchange. Following receipt of required approvals as aforesaid, the parties shall use their best efforts to agree on, and carry out, an expeditious Closing. If the parties do not agree on a different time for closing, and provided that all other required consents or approvals from Governmental Authorities have been received, the closing shall take place at three o'clock p.m. (local time in Vancouver, British Columbia) on the second Business Day following receipt of the approvals specified in (i) and (ii) aforesaid.

Closing Documents

8.02                     At the Closing, the Principal Vendors and Chalk shall deliver or cause to be delivered to Giantstar, as required, the following:

(a)	certificates from each of the Vendors for such Vendor's Chalk Shares duly endorsed for transfer to Giantstar and certificates representing the Chalk Warrants for cancellation;

(b)

certified copies of resolutions of the directors of the Chalk duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the transfer of the Chalk Shares to Giantstar;

(c)

to the extent requested reasonably in advance by Giantstar, certified copies of resolutions of the directors of any corporate Vendor, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the transfer of the Chalk Shares of such Vendor to Giantstar;

(d)

a certificate of a director of Chalk, in his capacity as a director of Chalk, dated as of the Completion Date to the effect that the representations and warranties of Chalk contained in this Agreement are true and correct and that the covenants and agreements of Chalk to be observed and performed on or before the Completion Date pursuant to this Agreement have been duly observed and performed, and that to the best of his knowledge, the representations and warranties of each Vendor contained in this Agreement are true and correct and that the covenants and agreements of such Vendor to be observed and performed on or before the Completion Date pursuant to this Agreement have been duly observed and performed and that all conditions precedent to Giantstar's obligations to carry out the terms and conditions of this Agreement, as set out in section 7.01, have been satisfied or waived;

(e)

an opinion of the solicitors for Chalk, in form and substance satisfactory to Giantstar acting reasonably, confirming the corporate existence, authority, capacity and power of Chalk, the authorised and issued share capital of Chalk, and such other matters as Giantstar may request, acting reasonably; and

(f)

copies of such other documentation or other evidence Giantstar may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection with the Transaction in accordance with this Agreement, in form satisfactory to Giantstar, acting reasonably.

8.03                     At the Closing, Giantstar shall deliver or cause to be delivered to Chalk as agent for the Vendors and to Chalk on its own behalf, the following:

(a)

share certificates in the name of the Vendors for the Giantstar Shares determined in accordance with Article 2 and Schedule "A", and any changes to Schedule "A" of which Giantstar has been given notice;

(b)

an opinion of the solicitors for Giantstar, in form and substance satisfactory to Chalk acting reasonably, confirming the corporate existence, authority, capacity and power of Giantstar, the authorised and issued share capital of Giantstar, and such other matters as Chalk may request, acting reasonably;

(c)

agreements between Giantstar and all of its present directors and officers, in form satisfactory to Chalk acting reasonably, containing mutual releases in respect of any and all liabilities and obligations except those owed to the directors and officers of Giantstar in their capacities as shareholders of Giantstar;

(d)

a certified copy of a resolution of the directors of Giantstar duly passed, with a certification that it has not been rescinded and continues to be in effect, which authorizes the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(e)	to the extent reasonably requested by Chalk, warrant certificates for the Giantstar warrants to replace the Chalk Warrants; and

(f)

copies of such other documentation or other evidence as Chalk may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection with the Transaction in accordance with this Agreement, in form satisfactory to Chalk, acting reasonably.

ARTICLE 9
GENERAL PROVISIONS

Notices

9.01                     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telecopied (by a telecopy machine which provides written confirmation of transmission) addressed as follows:

To the Principal Vendors:

c/o Chalk Media Corp.
1600 – 777 Dunsmuir Street,
Vancouver, BC V7Y 1K4

Attention:         Grant Sutherland
Telecopier No.:              (604) 688-0094

To Chalk

Chalk Media Corp.
1600 – 777 Dunsmuir Street,
Vancouver, BC V7Y 1K4

Attention:         Grant Sutherland

Telecopier No.:              (604) 688-0094

To Giantstar:

Giantstar Ventures Inc.
909 Bowron Street
Coquitlam, BC V3J 7W3

Attention:         Bruno Gasbarro

Telecopier No.:              (604) 936-0752

or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery, if telecopied to the telecopier numbers set out above, on the business day next following the date of transmission and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered or telecopied to the telecopier numbers set out above.

Non-Merger

9.02                     Notwithstanding the completion of the transactions contemplated by this Agreement, the waiver of any condition contained herein (unless such waiver expressly releases a party of any such representation, warranty, covenant or agreement) or any investigation made by any of the parties, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive the Completion Date and will remain in full force and effect.

Time of Essence

9.03                     Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

Binding Effect

9.04                     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Entire Agreement

9.05                     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

Further Assurances

9.06                     Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

Assignment

9.07                     None of the parties may assign or transfer their respective rights under this Agreement.

Amendments

9.08                     No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.

Arbitration

9.09                     Any dispute arising under this Agreement, including without limitation any claim by Giantstar for indemnity under section 6.03, shall be submitted to arbitration before a single arbitrator pursuant to the Commercial Arbitration Act (British Columbia).

Confidentiality

9.10                     Except as required by law, each of the parties hereto shall maintain the confidentiality of the existence and terms of the transaction proposed by this Agreement, and any information received from each other in connection with the transactions contemplated by this Agreement. In the event that the Transaction contemplated by this Agreement is not consummated, each shall return to the other any confidential schedules, documents or other written information obtained from the other in connection with this Agreement. Each of the parties hereto agrees that except as required by law it shall not, directly or indirectly, use for its own purposes any information or confidential data relating to the other discovered or acquired as a result of the other making available any information, books, accounts, records or other data and information and further agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other person, firm or corporation, except to their respective professional advisors in connection with the transactions contemplated by this Agreement under the same terms of confidentiality contained in this Section 7.

The parties will co-operate in the making and dissemination of any public announcement relating to the subject matter of this Agreement.

Counterpart Execution

9.11                     This Agreement may be executed in counterpart or by facsimile and such counterpart and facsimile documents shall be read and taken together as a single document and shall form a binding contract between the parties hereto.

Arbitration

9.12                     Any dispute between the parties relating to adjustments stipulated under section 4.04 or 5.04 will be resolved by arbitration pursuant to the Commercial Arbitration Act (British Columbia).

               IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

                /s/ “Grant Sutherland” /s/
Grant Sutherland

               /s/ “Stewart Walchli” /s/
Stewart Walchli

               /s/ “David Chalk” /s/
David Chalk

               /s/ “Michael Agerbo” /s/
Michael Agerbo

               /s/ ”Kris Sutherland” /s/
Kris Sutherland

GIANTSTAR VENTURES INC.
     Per:

               /s/ “Bruno Gasbarro” /s/
Authorized Signatory

CHALK MEDIA CORP.
     Per:

                /s/ “Grant Sutherland” /s/
Authorized Signatory

Schedule "A"

VENDORS, PRINCIPAL VENDORS, CHALK SHARES AND CHALK WARRANTS

Principal Vendors’ Chalk Shares

Shareholder	No. of Shares
Stewart Walchli	5,000,000
David Chalk	5,000,000
Michael Agerbo	5,000,000
Kris Sutherland	5,000,000
Grant Sutherland	24,381,294

TOTAL	44,381,294

Other Vendors’ Chalk Shares

Shareholder	No. of Shares
Jennifer Burke	1,603,667
Louis Kish	63,152
Marino’s Markets Ltd.	65,102
Cubix Investments Ltd.	2,650,000
Barbara Inglis	64,496
Beverly Lawson	79,500
T. Ventures Partnership	200,000
Global Renaissance Fund Inc.	100,700
Ronald and Erica Kohlman	63,152
Gratio Tsang	63,152
Sailaway Holdings Ltd.	63,152
Canaccord Capital Corp.	1,185,644
A.J. Vickery	400,000
Christopher Chong	350,000
695183 Alberta Ltd.	2,351,334
John Archer	1,833,334
RBC Dominion Securities ITF Melvin Beaumont	1,666,667
Paul Hildebrand	2,666,667
Donald Anderson	4,500,001
CML Global Capital	2,122,413
I-Spire Technology S.A.	2,892,533
John Porter	250,000
Peninsular Corp.	1,061,207

Elizabeth Collett	2,122,413
Kim Campbell	500,000
TOTAL	28,918,286

Chalk Warrants

Warrant Holder	No. of underlying Chalk Shares	Exercise Price	Expiry Date
Jennifer Burke	132,500	$0.25	May 14, 2004
Louis Kish	31,576	$0.25	May 14, 2004
Marino’s Markets Ltd.	32,551	$0.25	May 14, 2004
Cubix Investments Ltd.	1,325,000	$0.25	May 14, 2004
Barbara Inglis	32,248	$0.25	May 14, 2004
Beverly Lawson	39,750	$0.25	May 14, 2004
T. Ventures Partnership	100,000	$0.25	May 14, 2004
Global Renaissance Fund Inc.	50,350	$0.25	May 14, 2004
Ronald and Erica Kohlman	31,576	$0.25	May 14, 2004
Gratio Tsang	31,576	$0.25	May 14, 2004
Sailaway Holdings Ltd.	31,576	$0.25	May 14, 2004
Canaccord Capital Corp.	592,822	$0.25	May 14, 2004
SYD Enterprises Ltd.	500,000	US$0.25	July 20, 2003
Morrison & Foerster LLP	107,531	US$0.25	July 31, 2010
Sprucefield Management Inc.	40,000	US$1.32	April 30,2005

Schedule "B"

MATERIAL CONTRACTS

Giantstar

(1)	Escrow Agreement dated May 28, 2002 among Giantstar, Pacific Corporate Trust Company, and certain shareholders of Giantstar.
(2)	Stock Option Agreements dated May 28, 2002 between Giantstar and certain directors and officers of Giantstar.
(3)	Agency Agreement dated August 19, 2002 between Giantstar and Octagon Capital Corporation.
(4)	Amendment to Agency Agreement between Giantstar and Octagon Capital Corporation.

Chalk

(1)	Debt Assignment Agreements dated March 28, 2003 between Chalk and the following holders of promissory notes: CML Global Capital, I-Spire Technology SA, Peninsular Corp., and Elizabeth Collett.
(2)	Lease dated November 15, 2002 between 2725231 Canada Inc. and Chalk Media Service Corp.
(3)	Lease dated August 1, 2002 between 723928 Ontario Limited and Chalk Media Service Corp.
(4)	Employment Contract dated August 31, 2001 of David Chalk.
(5)	Employment Contract dated August 31, 2001 of Michael Agerbo.
(6)	Employment Contract dated February 3, 2002 of Tracey Greason.
(7)	Employment Contract dated December 1, 2001 of Kim Campbell.

Schedule "C"

PERMITTED ENCUMBRANCES

Equipment leases covering the following equipment, with the following payment obligations:

(1)	Telephone equipment - $754.10 per month expiring October 2003
(2)	Video equipment - $925.13 per month expiring December 2003
(3)	Video equipment - $653.80 per month expiring December 2003
(4)	Video and computer equipment - $1,242.33 per month expiring December 2003
(5)	Computer equipment - $714.26 per month expiring October 2004
(6)	Computer equipment - $703.96 per month expiring November 2004
(7)	Office furniture - $3,528.84 per month expiring December 2003

A term deposit in the amount of $27,500 is pledged as security against a standby letter of credit for an office furniture lease.

Schedule "D"

SUBSIDIARIES

(1)	Chalk Media Services Corp., incorporated under the laws of British Columbia, Inc. no. 584546
(2)	Chalk Media IP Corp., incorporated under the laws of British Columbia, Inc. no. 619118

Schedule "E"

ACTIONS, SUITS AND PROCEEDINGS

None

Schedule "F"

INTELLECTUAL PROPERTY

(1)	Canadian registered trademark TMA 572001, containing Chalk logo

Schedule "G"

INSURANCE POLICIES

(1)	Producers Package Policy 7951-88-36 with Chubb Insurance Company of Canada
(2)	Life Insurance Policy 5420151 with Manulife Financial
(3)	Comprehensive general insurance policy no. 79518436 with Chubb Insurance Company of Canada